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                                                                     EXHIBIT 4.5


                            HARVEST NATURAL RESOURCES
                          2004 LONG TERM INCENTIVE PLAN

                                    ARTICLE I

PURPOSE

The purpose of the Harvest Natural Resources 2004 Long Term Incentive Plan (the "Plan") is to provide incentive opportunities for Non-Employee Directors, key Employees and key Consultants, and to align their personal financial interest with the Company's stockholders. The Plan includes provisions for stock options, restricted stock and performance related awards.

                                   ARTICLE II

DEFINITIONS

(a) "BOARD" OR "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

(b) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c) "COMPANY" shall mean Harvest Natural Resources, Inc. and any successor corporation by merger or otherwise.

(d) "COMMITTEE" shall mean a committee of two (2) or more members of the Board appointed by the Board of Directors to administer the Plan pursuant to
Article III herein. A person may serve on the Committee only if he or she is a "Non-Employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and satisfies the requirements of an "outside director" for purposes of Code section 162(m).

(e) "CONSULTANT" shall mean a person hired by the Company or a Subsidiary as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee as eligible to participate in the Plan who is not an Employee or Non-Employee Director.

(f) "EMPLOYEE" shall mean any person employed by the Company or a Subsidiary on a full-time salaried basis, including Officers and Non-Employee Directors thereof. The term "Employee" shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Company at the time of hire as not eligible to participate in the Plan, even if such person is determined to be an "employee" by any governmental or judicial authority.

(g) "FAIR MARKET VALUE" of Stock shall mean the average of the highest price and the lowest price at which Stock shall have been sold on the applicable date as reported in the Wall Street Journal as New York Stock Exchange Composite Transactions for that date. In the event that the applicable date is a date on which there were no such sales of Stock, the Fair Market

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Value of Stock on such date shall be the mean of the highest price and the lowest price at which Stock shall have been sold on the last trading day preceding such date.

(h) "INCENTIVE STOCK OPTION" or "ISO" shall mean an Option grant which meets or complies with the terms and conditions set forth in Section 422 of the Code and applicable regulations.

(i) "INDICATORS OF PERFORMANCE" shall mean the criteria used by the Committee to evaluate the Company's performance with respect to Restricted Stock granted as performance-based compensation under Article VIII, Section 8.1 and each Performance Period for cash awards as described in Article IX, Section 9.2, including: the Company's Pretax Income, Net Income, Earnings Per Share, Revenue, Expenses, Return on Assets, Return on Equity, Return on Investment, Net Profit Margin, Operating Profit Margin, Discretionary Cash Flow (net cash provided by operating activities, less estimated total changes in operating assets and liabilities), Total Stockholder Return, Lease Operating Expenses, EBITDA, Capitalization, Liquidity, Reserve Adds or Replacement, Finding and Development Costs, Production Volumes, Results of Customer Satisfaction Surveys and other measures of Quality, Safety, Productivity, Cost Management or Process Improvement or other measures the Committee approves. The Committee shall have the discretion to select the particular indicators of performance to be utilized in determining awards, and such indicators of performance may vary between Performance Periods and different awards. In addition, such indicators of performance may be determined solely by reference to the performance of the Company, a Subsidiary, or a division or unit of any of the foregoing, or based upon comparisons of any of the performance measures relative to other companies. In establishing a performance indicator, the Committee may exclude the impact of any event or occurrence which the Committee determines should appropriately be excluded such as, for example, a restructuring or other nonrecurring charge, an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or a change in accounting standards required by U.S. generally accepted accounting principles.

(j) "NON-EMPLOYEE DIRECTOR" shall mean any person duly elected a director of Harvest Natural Resources, Inc. who is not an employee of the Company.

(k) "OPTION" or "STOCK OPTION" shall mean a right granted under the Plan to an Optionee to purchase a stated number of shares of Stock at a stated exercise price.

(l) "OPTIONEE" shall mean an Employee, Consultant or Non-Employee Director who has received a Stock Option granted under the Plan.

(m) "PERFORMANCE PERIOD" shall mean a period established by the Committee of not less than one year, at the conclusion of which performance-based compensation, subject to the terms of the Performance Award, will become vested and non-forfeitable or settlement will be made with a Performance Award Participant with respect to the Performance Award.

(n) "PERFORMANCE AWARD" shall mean an award established by the Committee pursuant to Article IX.

(o) "PERFORMANCE AWARD PARTICIPANT" shall mean any eligible Employee or Consultant so designated by the Committee.


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(p)      "RESTRICTED STOCK" shall mean Stock which is issued pursuant to Article
VIII of the Plan.

(q) "RESTRICTION PERIOD" shall mean that period of time of not less than thirty-six months as determined by the Committee during which Restricted Stock is subject to such terms, conditions and restrictions as shall be assigned by the Committee.

(r)      "STOCK" shall mean the common stock of the Company.

(s) "STOCK APPRECIATION RIGHT" or "SAR" shall mean a right, granted in connection with an Option in accordance with Article VII of the Plan, to receive a payment equal to the excess of the Fair Market Value of Stock over the exercise price of the related Option.

(t) "SUBSIDIARY" shall mean any corporation or similar legal entity (other than the Company) in which the Company or a Subsidiary of the Company owns fifty percent (50%) or more of the total combined voting power of all classes of stock, provided that, with regard to Incentive Stock Options, "Subsidiary" shall have the meaning provided under section 424(f) of the Code.

(u) "TOTAL DISABILITY" and "TOTALLY DISABLED" shall normally have such meaning as that defined under the Company's group insurance plan covering total disability and determinations of Total Disability normally shall be made by the insurance company providing such coverage on the date on which the Employee, whether or not eligible for benefits under such insurance plan, becomes Totally Disabled. In the absence of such insurance plan or in the event the individual is a Non-Employee Director or Consultant, the Committee shall make such determination.

                                   ARTICLE III

ADMINISTRATION

         3.1 THE COMMITTEE. The Plan shall be administered by a Committee which shall be the Human Resources Committee of the Board so long as it meets the definition of "Committee" set forth above. Subject to such approvals and other authority as the Board may reserve to itself from time to time, the Committee shall, consistent with the provisions of the Plan, from time to time establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, and make such determinations under, and such interpretations of, and take such steps in connection with the Plan or the Options or SARs or the Restricted Stock Plan or Performance Awards as it deems necessary or advisable.

         3.2 AUTHORITY OF THE COMMITTEE. Subject to the provisions herein, the Committee shall have the full power to determine the size and types of Options, SARs and Restricted Stock grants and Performance Awards, to determine the terms and conditions of such grants and Performance Awards in a manner consistent with the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, to establish, amend or waive rules and regulations for the Plan's administration, and to amend the terms and conditions of any outstanding Options, SARs or Restricted Stock grant or Performance Awards to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to the limitations and restrictions otherwise applicable under the Plan including those


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contained in Article XIII. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority hereunder. The Committee may take any action consistent with the terms of the Plan which the Committee deems necessary to comply with any government laws or regulatory requirements of a foreign country, including, but not limited to, modifying the terms and conditions governing any Options, SARs, Restricted Stocks or Performance Awards, or establishing any local country plans as sub-plans to this Plan, each of which may be attached as an appendix hereto.

         3.3 DECISIONS BINDING. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

                                   ARTICLE IV

ELIGIBILITY

Those Employees and Consultants who, in the judgment of the Committee, may make key contributions to the profitability and growth of the Company shall be eligible to receive Options, SARs, grants of Restricted Stock and Performance Awards under the Plan. All Non-Employee directors shall be eligible to receive Options, SARs and grants of Restricted Stock under the plan.

                                    ARTICLE V

MAXIMUM SHARES AVAILABLE

The Stock to be distributed under the Plan may be either authorized and issued shares or unissued shares of the Company, including but not limited to shares held as treasury shares. The maximum amount of Stock which may be issued under the Plan in satisfaction of exercised Options or SARs issued as Restricted Stock shall not exceed, in the aggregate, one million seven hundred and fifty thousand (1,750,000) shares, of which no more than 438,000 shares may be granted as Restricted Stock.

Under the Plan, no Employee, Consultant or Non-Employee Director shall be awarded, during the term of the Plan, Restricted Stock covering more than 110,000 shares of Stock. No more than 438,000 Options may be granted to a single Employee, Consultant or Non-Employee Director during the term of this Plan.

Stock subject to an Option which for any reason is cancelled or terminated without having been exercised, or Stock awarded as Restricted Stock which is forfeited, shall again be available for grants under the Plan. Stock not issued because the holder of any Option exercises the accompanying SAR shall not again be subject to award by the Committee.


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                                   ARTICLE VI

STOCK OPTIONS

         6.1      GRANT OF OPTIONS.

                  (a) The Committee may, at any time and from time to time prior to May 20, 2014, grant Options under the Plan to eligible Employees, Consultants or Non-Employee Directors, for such numbers of shares and having such terms as the Committee shall designate, subject however, to the provisions of the Plan. The Committee will also determine the type of Option granted (e.g., ISO, nonstatutory, other statutory Options as from time to time may be permitted by the Code) or a combination of various types of Options. Options designated as ISOs shall comply with all the provisions of Section 422 of the Code and applicable regulations. The aggregate Fair Market Value (determined at the time the Option is granted) of Stock with respect to which ISOs are exercisable for the first time by an individual during a calendar year under all plans of the Company, any Subsidiary shall not exceed $100,000. The date on which an Option shall be granted shall be the date of the Committee's authorization of such grant. Any individual at any one time and from time to time may hold more than one Option granted under the Plan or under any other Stock plan of the Company.

                  (b) Each Option shall be evidenced by a Stock Option Agreement in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.

         6.2 EXERCISE PRICE. The price at which shares of Stock may be purchased under an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted.

         6.3 OPTION PERIOD. The period during which an Option may be exercised shall be determined by the Committee, provided that such period will not be less than one year from the date on which the Option is granted and will not be longer than ten years from the date on which the Option is granted in the case of ISOs, and ten years and one day in the case of other Options.

         6.4 VESTING OF OPTIONS. The date or dates on which installment portions of an Option shall vest and may be exercised during the term of an Option shall be determined by the Committee and may vary from Option to Option, provided that no more than one-third of the shares subject to an Option may vest in any one year. Subject to the provisions of this Plan, including the preceding sentence, the Committee may also determine to accelerate the time at which installment portion(s) of an outstanding Option may be exercised.

         6.5 TERMINATION OF SERVICE. An Option shall terminate and may no longer be exercised three months after the Optionee ceases to be an Employee, Consultant or Non-Employee Director for any reason other than Total Disability or death. If an Employee's, Consultant's or Non-Employee Director's employment or service is terminated by reason of Total Disability, all Options will vest and may be exercised within the period not to exceed the lesser of twelve months following such termination or the remaining term of the Option award. An Employee, Consultant or Non-Employee Director of the Company who dies while in the employ or service of the Company, a Subsidiary, or within three months after the termination of such employment or service, the vesting provisions will lapse and such Option may, within the


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lesser of twelve months after the Optionee's death or the remaining term of the
Option award, be exercised by the legal representative of the Optionee's estate, or if it has been distributed as part of the estate, by the person or persons to whom the Optionee's rights under the Option shall pass by will or by the applicable laws of descent and distribution. In no event may an Option be exercised to any extent by anyone after the expiration or termination of the Option. Except as provided in Article XIII, the Committee may elect to extend the period of Option exercise and vesting provisions for an Employee, Consultant or Non-Employee Director whose employment or service terminates for any reason.

         6.6      PAYMENT FOR SHARES.

                  (a) The exercise price of an Option shall be paid to the Company in full at the time of exercise at the election of the Optionee (1) in cash, (2) in shares of Stock having a Fair Market Value equal to the aggregate exercise price of the Option and satisfying such other requirements as may be imposed by the Committee, (3) in shares of Restricted Stock (including restricted stock granted under a similar plan of the Company) having a Fair Market Value equal to the aggregate exercise price of the Option and satisfying such other requirements as may be imposed by the Committee, (4) partly in cash and partly in such shares of Stock or Restricted Stock (including restricted stock granted under a similar plan of the Company), (5) to the extent permitted by the Committee, through the withholding of shares of Stock (which would otherwise be delivered to the Optionee) with an aggregate Fair Market Value on the exercise date equal to the aggregate exercise price of the Option or (6) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price of the Option. The Committee may limit the extent to which shares of Stock or shares of Restricted Stock may be used in exercising Options. No Optionee shall have any rights to dividends or other rights of a stockholder with respect to shares of Stock subject to an Option until the Optionee has given written notice of exercise of the Option, paid in full for such shares of Stock and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

                  (b) If shares of Restricted Stock are used to pay the exercise price of an Option, an equal number of shares of Stock delivered to the Optionee upon exercise of an Option, shall be subject to the same restrictions for the remainder of the Restriction Period.

                                   ARTICLE VII

STOCK APPRECIATION RIGHTS

         7.1 GRANT. The Committee may affix SARs to an Option, either at the time of its initial granting to the Optionee or at a later date. The addition of such SARs must be accomplished prior to the completion of the period during which the Option may be exercised and such exercise period may not be extended beyond that which was initially established. The Committee may establish SAR terms and conditions at the time such SAR is established.

         7.2      EXERCISE.

                  (a) A SAR shall be exercisable at such time as may be determined by the Committee and a SAR shall be exercisable only to the extent that the related Option could be exercised. Upon the exercise of a SAR, that portion of the Option underlying the SAR will be


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considered as having been surrendered. A SAR shall be automatically exercised at the end of the last business day prior to the stated expiration date of the unexercised portion of the related Option if on such date the Fair Market Value of Stock exceeds the Option exercise price per share.

                  (b) The Committee may impose any other conditions upon the exercise of a SAR, consistent with the Plan, which it deems appropriate. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter.

                  (c) Upon the exercise of a SAR, the Company shall give to an Optionee an amount (less any applicable withholding taxes) equivalent to the excess of the Fair Market Value of the shares of Stock for which the right is exercised on the date of such exercise over the exercise price of such shares under the related Option. Such amount shall be paid to the Optionee either in cash or in shares of Stock or both as the Committee shall determine. Such determination may be made at the time of the granting of the SAR and may be changed at any time thereafter. No fractional shares of Stock shall be issued and the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

         7.3      EXPIRATION OR TERMINATION.

                  (a) Subject to Article VII, Section 7.3(b), each SAR and all rights and obligations thereunder shall expire on a date to be determined by the Committee.

                  (b) A SAR shall terminate and may no longer be exercised upon the exercise, termination, cancellation or expiration of the related Option.

                                  ARTICLE VIII

RESTRICTED STOCK

         8.1 TERMS OF GRANT. At the time of making a grant of Restricted Stock to an Employee, Consultant or Non-Employee Director, the Committee shall establish a Restriction Period of not less than thirty-six months and assign such terms, conditions and other restrictions to the Restricted Stock as it shall determine applicable to the Restricted Stock to be issued in settlement of such grant. The Committee may designate whether Restricted Stock granted to an Employee is "performance-based compensation" as that term is used in section 162(m) of the Code. The vesting of any such Restricted Stock may be conditioned on the achievement of Indicators of Performance during a Performance Period established by the Committee.

         8.2 RESTRICTED STOCK - RIGHTS. Restricted Stock will be represented by a Stock certificate registered in the name of the Restricted Stock recipient. Such certificate, accompanied by a separate duly-endorsed stock power, shall be deposited with the Company. The recipient shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and all other stockholder's rights, with the exception that (i) the recipient will not be entitled to delivery of the Stock certificate during the Restriction Period, (ii) the Company will retain custody of the Restricted Stock during the Restriction Period and (iii) a breach of the terms and conditions established by the Committee pursuant to the grant


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will cause a forfeiture of the Restricted Stock. Subject to Article VI, Section
6.6, Restricted Stock may be used to exercise Options. The Committee may, in addition, prescribe additional restrictions, terms and conditions upon or to the Restricted Stock.

         8.3 TERMINATION OF SERVICE. The Committee may establish such rules concerning the termination of service of a recipient of Restricted Stock prior to the expiration of the applicable Restriction Period as it may deem appropriate from time to time provided, if an Employee, Consultant or Non-Employee Director terminates service by reason of Total Disability or death, the Restriction Period will continue and applicable restrictions will lapse as if such Employee, Consultant or Non-Employee Director had continued in service of the Company.

         8.4 RESTRICTED STOCK AGREEMENT. Each grant of Restricted Stock shall be evidenced by a Restricted Stock Agreement in such form and containing such terms and conditions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

                                   ARTICLE IX

PERFORMANCE AWARDS

         9.1      PERFORMANCE AWARDS. Performance Awards pursuant to this
Article IX are based upon achieving established Indicators of Performance over a Performance Period. At the time of making a Performance Award, the Committee shall establish such terms and conditions as it shall determine applicable to such Performance Award. Performance Awards may only be paid out in cash. Recipients of Performance Awards are not required to provide consideration other than the rendering of service. For avoidance of doubt, a Performance Award under this Article IX is not in lieu of any annual bonus plan established and approved by the Board of Directors from time to time.

         9.2 ADMINISTRATIVE PROCEDURE. The Committee shall designate Employees and Consultants as Performance Award Participants to become eligible to receive Performance Awards and shall establish Performance Periods, provided that, as calculated by the Committee, (1) the cash covered by all Awards granted under the Plan during a calendar year shall not exceed five million dollars, and
(2) the cash covered by all awards granted to an individual under the Plan during a calendar year shall not exceed two million, five hundred thousand dollars.

         9.3 INDICATORS OF PERFORMANCE. The Committee shall establish Indicators of Performance applicable to the Performance Period. Indicators of Performance are utilized to determine amount and timing of Performance Awards, and may vary between Performance Periods and different Performance Awards.

         9.4 AWARD ADJUSTMENT. Subject to the terms of the Performance Award, the Committee may make downward adjustments in Awards to Performance Award Participants.

         9.5 PARTIAL PERFORMANCE PERIOD PARTICIPATION. Subject to applicable restrictions under section 162(m) of the Code, the Committee shall determine the extent to which an Employee or Consultant shall participate in a partial Performance Period because of becoming eligible to be a Performance Award Participant after the beginning of such Performance Period. In the event a Performance Award Participant is involuntarily terminated without cause or


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terminates employment or service due to death or Total Disability, after completing at least 50% of the Performance Period for a Performance Award, such Performance Award Participant shall be entitled to a pro rata portion of the Performance Award if the Indicators of Performance are met, payable in accordance with procedures established by the Committee.

                                    ARTICLE X

ADJUSTMENT UPON CHANGES IN STOCK

The number of shares of Stock which may be issued pursuant to this Plan, the number of shares covered by each outstanding Option, the Option exercise price per share and the number of shares granted as Restricted Stock, shall be adjusted proportionately, and any other appropriate adjustments shall be made, for any increase or decrease in the total number of issued and outstanding Stock (or change in kind) resulting from any change in the Stock or Options through a merger, consolidation, reorganization, recapitalization, subdivision or consolidation of shares or other capital adjustment or the payment of a Stock Dividend or other increase or decrease (or change in kind) in such shares. In the event of any such adjustment, fractional shares shall be eliminated. Appropriate adjustment shall also be made by the Committee in the terms of SARs to reflect the foregoing changes. Except as otherwise determined by the Committee, no change shall be made to an Incentive Stock Option under this
Article X to the extent it would constitute a "modification" under section 424(h)(3) of the Code.

                                   ARTICLE XI

CHANGE IN CONTROL

Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control:

         (i) If during a Restriction Period(s) applicable to Restricted Stock issued under the Plan, all restrictions imposed hereunder on such Restricted Stock shall lapse effective as of the date of the Change in Control;

         (ii) If during a Performance Period(s) applicable to an award granted under the Plan, a Participant shall earn no less than the award of cash which the participant would have earned if applicable Indicator(s) of Performance had been achieved and the Performance Period(s) had terminated as of the date of the Change in Control; or

         (iii) Any outstanding Options or SAR that are not exercisable shall become exercisable effective as of the date of a Change in Control. If an Optionee's employment is terminated within 730 days after the effective date of a Change in Control, to the extent that any Option was exercisable at the time of the Optionee's termination of employment, such Option may be exercised within twelve months following the date of termination of employment.

For purposes of the Plan, a "Change in Control" means the occurrence of any of the following:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Covered Person") of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50 percent or more of the combined voting power of the then outstanding voting securities of the Company


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                  entitled to vote generally in the election of directors (the
                  "Voting Securities"); provided, however, that for purposes of this subsection (a) of this Article 9 the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition by any entity pursuant to a transaction which complied with clauses (i), (ii) and (iii) of subsection (c) of this Article 9; or

         (b) Individuals who, as of the date of the Plan, constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that any individual becoming a director after the date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or

         (c) The consummation of a reorganization, merger or consolidation or sale of the Company, or a disposition of at least 50 percent of the assets of the Company including goodwill (a "Business Combination"), provided, however, that for purposes of this subsection (c), a Business Combination will not constitute a change in control if the following three requirements are satisfied:

                      following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company's voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the ownership interests of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries or other affiliated entities) in substantially the same proportions as their ownership immediately prior to such Business Combination, (ii) no Covered Person (excluding any employee benefit plan [or related trust] of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the ownership interests in the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Company, providing for such Business Combination. For this purpose any individual who becomes a director after the date of the Plan, and whose election or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors.

                                   ARTICLE XII

MISCELLANEOUS

         12.1 EFFECT ON OTHER PLANS. Except as otherwise required by law, no action taken under the Plan shall be taken into account in determining any benefits under any pension, retirement, thrift, profit sharing, group insurance or other benefit plan maintained by the Company or any Subsidiaries, unless such other plan specifically provides for such inclusion.

         12.2     TRANSFER RESTRICTIONS. Except as provided in Article XII,
Section 12.3, no Option or SAR, grant of Restricted Stock or Performance Award under this Plan shall be transferable other than by will or the laws of descent and distribution. Any Option or SAR shall be exercisable (i) during the lifetime of an Optionee, only by the Optionee or, to the extent permitted by the Code, by an appointed guardian or legal representative of the Optionee, and (ii) after death of the Optionee, only by the Optionee's legal representative or by the person who acquired the right to exercise such Option or SAR by bequest or inheritance or by reason of the death of the Optionee.

         12.3 TRANSFER OF OPTIONS. The Committee may, in its discretion, authorize all or a portion of the Options to be granted to an Optionee to be on terms which permit transfer by such Optionee to an immediate family member of the Optionee who acquires the options from the Optionee through a gift or a domestic relations order. For purposes of this Article XII, Section 12.3, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, trusts for the exclusive benefit of these persons and any other entity owned solely by these persons, provided that the Stock Option Agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section and provided further that subsequent transfers of transferred options shall be prohibited except those in accordance with Article XII, Section 12.2. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Article VI, Section 6.4 hereof shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the Transferee only to the extent and for the periods specified in Article VI, Section 6.4.

         12.4 WITHHOLDING TAXES. The Company shall have the right to withhold from any settlement hereunder any federal, state, or local taxes required by law to be withheld, or require payment in the amount of such withholding. If settlement hereunder is in the form of Stock, such withholding may be satisfied by the withholding of shares of Stock by the Company, unless the Optionee shall pay to the Company an amount sufficient to cover the amount of taxes required to be withheld, and such withholding of shares does not violate any applicable laws, rules or regulations of federal, state or local authorities.

         12.5 TRANSFER OF EMPLOYMENT. Transfer of employment or consulting assignment between the Company or a Subsidiary, or between Limited Liability Companies and Subsidiaries shall not constitute termination of employment or service for the purpose of the Plan. Whether any leave of absence shall constitute termination of employment for the purposes of the Plan shall be determined in each case by the Committee.

         12.6 ADMINISTRATIVE EXPENSES. All administrative expenses associated with the administration of the Plan shall be borne by the Company.

         12.7 TITLES AND HEADINGS. The titles and headings of the articles in this Plan are for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

         12.8 NO GUARANTEE OF CONTINUED EMPLOYMENT OR SERVICE. No grant or award to an Employee under the Plan or any provisions thereof shall constitute any agreement for or guarantee of continued employment by the Company and no grant or award to a Non-Employee Director or Consultant shall constitute any agreement for or guarantee of continuing as a Non-Employee Director or Consultant.

         12.9 COMMITTEE DUTIES AND POWERS. The Committee shall have such duties and powers as may be necessary to discharge its responsibilities under this Plan, including, but not limited to, the ability to construe and interpret the Plan and resolve any ambiguities with respect to any of the terms and provisions hereof as written and as applied to the operation of the Plan.

         12.10 PROCEEDS. The proceeds received by the Company from the sale of Stock under the Plan shall be added to the general funds of the Company and shall be used for corporate purposes as the Board shall direct.

         12.11 GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of Texas, except to the extent that federal law applies.

                                  ARTICLE XIII

AMENDMENT AND TERMINATION

The Board may at any time terminate or amend this Plan in such respect as it shall deem advisable, provided, the Board may not, without further approval of the stockholders of the Company, amend the Plan to (i) increase the number of shares of Stock which may be issued under the Plan, except as provided for in
Article X; (ii) change Plan provisions relating to establishment of the exercise prices under Options granted; (iii) extend the duration of the Plan beyond the date approved by the stockholders; (iv) reprice, replace or regrant Options through cancellation, or by lowering the exercise price of a previously granted Option; (v) make any change to the Plan considered material under the listing requirements of the New York Stock Exchange or any other exchange on which the Company's Stock is listed; or (vi) increase the maximum dollar amount of ISOs which an individual Optionee may exercise during any calendar year beyond that permitted in the Code and applicable rules and regulations of the

Treasury Department. No amendment or termination of the Plan shall, without the consent of the Optionee or Plan participant, alter or impair any of the rights or obligations under any Options or other rights theretofore granted such person under the Plan.

                                   ARTICLE XIV

DURATION OF THE PLAN

The effective date of this Plan shall be May 21, 2004. If not sooner terminated by the Board, this Plan shall terminate on May 20, 2014, but Options and other rights theretofore granted and any Restriction Period may extend beyond that date, and the terms of the Plan shall continue to apply.